Exhibit 99.1

   NOTIFY TECHNOLOGY REPORTS RESULTS FOR THE FISCAL QUARTER ENDED DECEMBER 31,
                                      2006

   WIRELESS REVENUE INCREASES BY FORTY FIVE PERCENT FROM SAME QUARTER IN PRIOR
          YEAR WHILE GROSS MARGINS INCREASE BY OVER FORTY TWO PER CENT

    SAN JOSE, Calif., Feb. 16 /PRNewswire-FirstCall/ -- Notify Technology Corporation (OTC Bulletin Board: NTFY) today announced financial results for its fiscal quarter ended December 31, 2006.

    The Company showed a net loss for the fiscal quarter ended December 31, 2006, of $61,027 or a net loss per share of $(0.00), compared to a net gain of $116,117, or a net gain per share of $0.01, reported for the three month period ended December 31, 2005.

    The NotifyLink software product line increased 45% to $882,515 from $610,020 during the same period last year. The total revenues for the three- month period ended December 31, 2006 still contained revenue for the service portion of the Visual Got Mail Solution product line and was $148,931 in the three-month period ended December 31, 2006 compared to $234,852 in the same period in the prior year. This Visual Got Mail Solution service will cease on February 28, 2007 as the result of our customer merging with another entity.

    The $1,031,446 of total revenue reported in the fiscal quarter ended December 31, 2006 compares to $1,520,957 of total revenue for the same period in the prior year. Part of the decrease was due to the product mix in the three month period ended December 31, 2005 containing $675,387 of legacy hardware product that was discontinued for fiscal 2007. A more significant comparison of the two periods is the gross margin which was $1,005,146 or 97.5% gross margin for the three-month period ended December 31, 2006 compared to $1,040,949 or 68.4% gross margin for the three month period ended December 31, 2005. The results were virtually equal because the NotifyLink sales that replaced the Visual Got Mail Solution sales had much better margins.

    "The significant growth in our wireless product revenue this year over last year is clear indication that Notify's wireless products are meeting the market with success," said Paul DePond, President of Notify Technology. "We will continue to expand the support of our wireless NotifyLink products in order to maintain a level of growth throughout the coming fiscal year."

    About Notify Technology Corporation

    Founded in 1994, Notify Technology Corporation, (OTC Bulletin Board: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify's wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

    Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to, statements regarding the improving performance and growth of our wireless products and the service revenue on the Visual Got Mail Solution. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, the continuance of certain customer voice mail programs, the expectation that the revenue from the service portion of the Visual Got Mail Solution will decline due to customer decisions to withdraw from the consumer market that the Notify product supports, the acceptance of our wireline products in the market, our ability to continue to improve our existing products or develop new products or technologies, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. Increasing NotifyLink revenues will require, among other things, continued investments in our sales and marketing organization, and we have limited available cash resources to make these investments. In addition, although we have amended outstanding warrants to address a penalty provision that triggered adverse accounting treatment, we have outstanding certain unit options that contain a similar provision that has not been amended and that could result in adverse accounting charges in future periods in the event of increases in our stock price. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management's expectations.

                          NOTIFY TECHNOLOGY CORPORATION
                  CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

                                                 Three-Month Periods
                                                  Ended December 31,
                                           --------------------------------
                                                2006              2005
                                           --------------    --------------
                                                     (Unaudited)
Revenue:
  Product sales                            $      882,515    $    1,286,105
  Service revenue                                 148,931           234,852
Total revenue                                   1,031,446         1,520,957

Cost of revenue:
  Product cost                                      2,350           454,665
  Service cost                                         --             8,098
  Royalty payments                                 23,950            17,245
Total cost of revenue                              26,300           480,008
Gross profit                                    1,005,146         1,040,949

Operating expenses:
    Research and development                      304,068           234,378
    Sales and marketing                           447,323           380,192
    General and administrative                    304,319           311,278
Total operating expenses                        1,055,710           925,848

Gain (loss) from operations                       (50,564)          115,101

Interest income (expense) and
 other, net                                          (256)              916
SFAS 123(R) expense                               (10,207)               --
Net gain (loss)                            $      (61,027)   $      116,017

Basic and diluted net gain (loss)
 per share                                 $        (0.00)   $         0.01

Weighted average shares outstanding            13,968,995        13,968,995

                          Notify Technology CORPORATION
                            Condensed Balance Sheets

                                              Dec. 31,          Dec. 31,
                                                2006              2005
                                           --------------    --------------
                                            (Unaudited)       (Unaudited)
Assets:
Current assets:
    Cash and cash equivalents              $      684,584    $      371,221
    Accounts receivable, net                      697,324           592,611
    Other assets                                   52,547            51,730
Total current assets                            1,434,455         1,015,562
    Property and equipment, net                    96,999           126,878
    Total assets                           $    1,531,454    $    1,142,440

Liabilities and shareholders' deficit
Current liabilities:
    Current portion of capital
     lease obligation                      $       18,540    $       20,415
    Accounts payable                               66,651            41,640
    Accrued payroll and related
     liabilities                                  217,493           266,320
    Deferred revenue                            1,790,481         1,328,680
    Other accrued liabilities                     108,372           129,798
Total current liabilities                       2,201,537         1,786,853
    Long-term capital lease obligations             4,444            18,458
Total liabilities                               2,205,981         1,805,311
Shareholders' deficit:
    Common stock                                   13,969            13,969
    Additional paid-in capital                 23,321,110        22,840,830
    Accumulated deficit                       (24,009,606)      (23,517,670)
Total shareholders' deficit                      (674,527)         (662,871)
Total liabilities and shareholders'
 deficit                                   $    1,531,454    $    1,142,440

    Contacts:
    At Notify Technology Corporation:
    Jerry Rice, Chief Financial Officer
    Phone: 408-777-7927
    jerry.rice@notifycorp.com

SOURCE  Notify Technology Corporation
    -0-                             02/16/2007
    /CONTACT: Jerry Rice, Chief Financial Officer at Notify Technology Corporation, +1-408-777-7927, jerry.rice@notifycorp.com /
    /Web site:  http://www.notifycorp.com /